EXHIBIT 99.4

Howard W. Robin President & CEO Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

Sirna Therapeutics Closes $48 Million in Financing

BOULDER, CO—APRIL 23, 2003—Sirna Therapeutics, Inc., (NASDAQ: RNAI) announced today that, on April 21, 2003, it consummated a private placement of $48 million of its common stock and warrants exercisable for additional shares of common stock to several leading biotechnology venture capital investors. The Sprout Group, Venrock Associates, Oxford Bioscience Partners, Techno Venture Management and Granite Global Ventures have invested in Sirna Therapeutics to support the company’s research and development of RNA interference (RNAi) based therapeutics.

“Now that we have completed this financing, we are well positioned to develop highly targeted and effective RNAi-based therapeutics, a program that we began over 18 months ago,” commented Howard W. Robin, President and CEO of Sirna Therapeutics. “We expect to play a leading role in the development of RNAi-based therapeutics and are making important progress in moving our programs forward.”

The company previously announced that it had entered into a definitive agreement, subject to certain closing and other conditions, with the venture capital investors to raise $48 million. A condition to consummating the private placement was obtaining a favorable vote from its stockholders on a number of proposals, including approval of the terms of the private placement. The stockholders approved the terms of the private placement along with other proposals put forth for a vote at the special stockholder meeting held on April 16, 2003. The remaining conditions necessary to consummate the private placement were subsequently satisfied and the closing occurred on April 21, 2003. As part of the closing of the private placement, several members of the current Board of Directors will be leaving the board.

“On behalf of the company, I would like to extend our gratitude to the current members of the Board of Directors. I have personally enjoyed working with them, and their efforts and commitment are greatly appreciated,” commented Mr. Robin.

About Sirna Therapeutics

Sirna Therapeutics (formerly Ribozyme Pharmaceuticals) is a biotechnology company leveraging its expertise in nucleic acid technology to develop and commercialize products that target human diseases. Sirna Therapeutics’ primary focus is to develop therapeutics based on a nucleic acid technology called ribonucleic acid interference, or RNAi. In addition, with its partner Chiron, Sirna Therapeutics is developing an RNA-based therapeutic product, ANGIOZYME®, an anti-angiogenic agent in Phase II development for the treatment of metastatic colorectal cancer. The company also has expertise in oligonucleotide manufacturing. To date, Sirna Therapeutics has established strategic corporate relationships with Archemix Corporation, atugen AG, Chiron Corporation,

Fujirebio, and Geron Corporation. Sirna Therapeutics is listed on the Nasdaq National Market under the ticker symbol “RNAI.” More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.